Exhibit 10.18

TEAMSHARES INC.

May 16, 2026

Dear [__]:

Teamshares Inc. (the “Company”) is pleased to offer you continued employment on the following terms, effective upon the closing of the business combination contemplated by that certain Agreement and Plan of Merger among Live Oak Acquisition Corp. V, the Company and certain other parties, as amended (such agreement, the “Merger Agreement” and the date on which the closing occurs, the “Effective Date”):

1. Position. You will serve as the Company’s [__], and you will report to the Company’s Chief Executive Officer, or such other individual as the Company may designate (subject to your right to resign with Good Reason, as described below). As a full-time employee, you will devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. In addition, while you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you represent that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or that would violate any duty which you may have to any other person or entity (including a former employer).

2. Base Salary. Your annual base salary will be [__], payable in accordance with the Company’s standard payroll schedule and pro-rated for any partial year of employment. Your salary will be reviewed periodically and may be increased (but not decreased) by the Company from time to time.

3. Employee Benefits. During your employment with the Company, you will be eligible to participate in all health, welfare, retirement and other benefit and perquisite plans made available by the Company to its senior executives generally, as may be in effect from time to time. In addition, you will be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law and the applicable Company policy, as in effect from time to time.

4. Equity Compensation. You will be eligible to receive an equity-based compensation award (any such award, the “Award”). The Award will be subject to your continued employment through the applicable grant date, and approval by the Company’s Board of Directors (the “Board”) (or a subcommittee thereof). The Board will determine in its sole discretion the grant timing, amount, form, mix and other terms and conditions (including vesting, exercise and settlement) applicable to the Award based on its review of market compensation, and the Award will be governed by the Company’s 2026 Incentive Award Plan and evidenced by a separate award agreement in a form prescribed by the Company.

5. Restrictive Covenants. In connection with your employment with the Company, you have received and the Company will continue to provide you with access to confidential information. As a condition to your continued access to confidential information, by signing below, you acknowledge and agree to comply with the restrictive covenants set forth in Annex A attached hereto. In addition, by signing below, you acknowledge that you previously agreed to certain covenants pursuant to an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the

Company (the “Confidential Information Agreement”) and you acknowledge and agree that those covenants remain in full force and effect in accordance with their terms and you will be bound by their terms and conditions. The restrictive covenants contained in the Confidential Information Agreement and Annex A attached hereto are collectively referred to herein as the “Restrictive Covenants.”

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Termination.

(a) The Company may terminate your employment with or without Cause, you may terminate your employment for Good Reason or without Good Reason, your employment will terminate upon your death, and your employment may be terminated by either you or the Company due to your disability. You and the Company agree to provide the other party with at least 30 days’ written notice of a termination of your employment without Good Reason or without Cause, as applicable; provided, however, that in either case the Company may determine to terminate your employment prior to the conclusion of such 30-day period if it provides salary and benefits in lieu of notice. If the Company claims Cause for termination exists, it may place you on paid administrative leave and require you to be absent from the Company’s office and IT systems while it investigates the Cause condition(s); provided, however, that during such leave, the Company must permit you to take reasonable action to cure the Cause condition. “Cause” and “Good Reason” will have the meanings set forth on Annex B.

(b) You will be entitled to participate in an executive severance plan to be adopted by the Company (the “Severance Plan”), which will provide that if your employment is terminated by the Company without Cause or by you for Good Reason, in either case, then you will be entitled to receive (i) continuation payments of six months of your then-current base salary, (ii) up to 12 months of Company-subsidized continued health care continuation, (iii) continued vesting of the service-vesting component of any Company equity awards held by you that otherwise would have vested during the 12-month period following your termination of employment (had you remained employed during such period) and (iv) with respect to any performance-based Company equity awards held by you that are outstanding as of your termination date, such awards will remain outstanding for the six-month period following your termination of employment and will be eligible to vest based on the achievement of applicable performance objectives during such six-month period. Notwithstanding the foregoing, the Severance Plan will provide that if either such termination occurs prior to the second anniversary of the closing of the Company’s deSPAC transaction then the continued vesting described in subclause (iii) and continued eligibility to vest described in subclause (iv) will continue until the later of such second anniversary and the 12-month anniversary of the termination of your employment. It will be a condition to your right to receive the foregoing severance payments and benefits that you comply with any applicable restrictive covenants, and that you execute and deliver an effective release of claims in a form prescribed by the Company (which release of claims shall not contain any post-employment restrictions broader than those you are subject to as of the date of your termination) (the “Release”) that becomes irrevocable within 30 days (or, to the extent required by law, 52 days) following the date of termination.

(c) The Severance Plan also will provide that if your employment is terminated (i) by the Company without Cause or by you for Good Reason, in either case, during the period starting six months prior to a Change in Control (as defined in the Company’s 2026 Incentive Award Plan) and ending on the two-year anniversary of the Change in Control (the “Change in Control Period”), or (ii) due to your death or disability, in either case, then, subject to your timely execution and non-revocation of the Release, (A) the service-vesting component of any Company equity awards held by you will vest in full, and (B) the performance-vesting component of any Company equity awards held by you will remain outstanding for the Change in Control Period and will be eligible to vest based on the achievement of applicable performance objectives within the Change in Control Period.

(d) In the event of any conflict between the provisions of this Section 7 and any provision of the Severance Plan, the Company’s 2026 Incentive Award Plan, any individual award agreement between you and the Company under the Company’s 2026 Incentive Award Plan, or any other Company plan or arrangement, in any case with respect to the separation-related terms contained herein, the terms of this Section 7 shall govern; provided, however, that if any such plan or agreement provides for a separation-related term that is more favorable to you than the corresponding term set forth in this Section 7, such more favorable term shall govern. For the avoidance of doubt, any non-conflicting provisions of such plans or agreements that are not addressed in this Section 7 shall remain in full force and effect and shall supplement (rather than conflict with) the terms of this Section 7.

8. D&O; Indemnification. The Company will indemnify you to the fullest extent permitted by applicable law in the event that you were or are a party, or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that you are or were a director, officer, employee or agent of the Company or any of its affiliates, whether or not the claim is asserted during the term of this letter agreement. You will be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

9. Tax Matters.

(a) Withholding. All payments to you under this letter agreement will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withhold any and all such taxes from amounts payable under this letter agreement.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(c) Section 409A. To the extent applicable, this letter agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Notwithstanding anything to the contrary in this letter agreement, no compensation or benefits will be paid to you during the six-month period following your “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this letter agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

10. Interpretation and Amendment. This letter agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and, effective as of the Effective Date, supersedes any prior offers, agreements, representations or understandings (whether written, oral or implied) with respect to the subject matter hereof (including, without limitation, any offer letter between you and the Company, which is hereby terminated effective as of the Effective Date, but excluding the Confidential Information Agreement). Except as set forth in Section 4 of Annex A, this letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you). This letter agreement shall terminate automatically upon the termination of the Merger Agreement prior to the consummation of the closing of the business combination described therein.

11. Successors. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of (1) your heirs, executors, and legal representatives and (2) any successor of the Company, whether by merger, acquisition, or otherwise. The Company shall require any such successor to expressly assume and agree to perform the Company’s obligations under this Agreement as a condition to any such succession. Notwithstanding the generality of the foregoing, upon the closing of the business combination described in the Merger Agreement, this Agreement automatically shall be assigned, without the consent of the parties hereto, to the ultimate parent entity of the Company or its successor (such ultimate parent entity, “Pubco”) and references to the Company herein (including the restrictive covenants set forth on Annex A) shall mean Pubco.

12. Governing Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by [New York]/[Delaware] law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in [New York]/[Delaware] in connection with any Dispute or any claim related to any Dispute. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement, including, without limitation, the choice of law provision contained in this Section 11 and the Restrictive Covenants. You represent and warrant that you have, in fact, retained a personal attorney for such purpose and have received the advice of such attorney with respect to each of the terms and the negotiation of this letter agreement, prior to entering into this letter agreement and including, without limitation, with respect to the covenants and provisions noted in the preceding sentence.

* * * * *

If you have any questions, please feel free to reach out.

Very truly yours,

TEAMSHARES INC.

By:	[__]

Title:	[__]

I have read and accept this employment letter agreement:

Name: [__]

Dated:

ANNEX A

RESTRICTIVE COVENANTS

Capitalized terms used herein that are not defined have the meanings assigned to them in the employment letter agreement to which this Annex A is attached.

1.	Restriction on Competition.

(a) Restriction. You agree that during the Restricted Period (as defined below), you will not, and will cause any person or entity that you control (your “Affiliates”) not to, directly or indirectly: (i) engage in a business that competes with or is actively preparing to compete with the Business in the Territory (as defined below); (ii) own, manage, finance or control, or participate in the ownership, management, financing or control of, a business that competes with or is actively preparing to compete with (except to the extent you can establish you were not aware and reasonably should not have been aware of such preparations) the Business in the Territory; (iii) become engaged by or serve as an officer, director, member or partner of a business or entity that competes with the Business in the Territory; or (iv) become engaged by or serve as an employee, agent, consultant, contractor, advisor or representative of, a business or entity that competes with the Business in the Territory (a “Competitor”), in a role that involves (a) the same or similar types of services you performed for the Company at any time during the last two years of your employment with the Company, or (b) executive, managerial, financial, strategic, or operational duties. You further agree that during the Restricted Period, you shall not engage in a competing Business in which Michael Brown, Alex Eu, Kevin Shiiba or Brian Gaebe, or any one of them, is or has been in the previous two (2) years, an employee, contractor, partner, limited partner, joint venture member, member, unitholder, shareholder, advisor, lender or investor.

(b) Permitted Activities. Notwithstanding the foregoing, you and your Affiliates may own passive investments of up to five percent (5%) of any class of outstanding equity interests in a Competitor, so long as you and your Affiliates and immediate family members are not directly involved in the management or control of such Competitor (“Permitted Ownership”). Additionally, you are expressly allowed to purchase small businesses for your own personal investment or development of such small businesses, as long as such small businesses are not directly involved in the Business and by owning such small businesses you are not directly engaging in a business that competes with or is actively preparing to compete with the Business in the Territory. Further, you and the Company agree that this non-competition provision is not intended to prevent you from seeking gainful employment in your field and that the Company will not unreasonably withhold written consent from you to engage with a Competitor where such engagement would not pose a reasonable threat to the protection of the Company’s proprietary and confidential information. For purposes of this Agreement, you will not be deemed, directly or indirectly to be in violation of Section 1(a), anywhere in the Territory, subject to the following: (i) the business competing with the Business derives less than twenty percent (20%) of its total annual revenues from the Business in the Territory; and (ii) you do not have any relationship with the portion, subsidiary or division of the competing business engaged in the Business.

(c) Additional Defined Terms. As used herein:

(i) “Business” means the business of acquiring small businesses from retiring owners and integrating those businesses as subsidiaries of the Company’s network, while aligning employee and network company interests.

(ii) “Covered Party” means the Company and the Company’s present and future affiliates, successors and direct and indirect subsidiaries.

(iii) “Restricted Period” means the period from the Effective Date until the one-year anniversary of your termination of employment with the Company.

(iv) “Territory” means each city, county and state in the United States of America and each other country in which the Company and its subsidiaries are engaged or are actively preparing to become engaged (of which you are aware) in the Business within the one-year period prior to the termination of your employment with the Company and its subsidiaries.

(d) Acknowledgment. You acknowledge and agree, based upon the advice of legal counsel and/or your own education, experience and training, that: (i) you possess knowledge of confidential information of the Covered Parties and the Business, (ii) it may cause serious and irreparable injury if you were to use your ability and knowledge by competing with the Company, and/or otherwise breaching the obligations contained herein, and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iii) you and your Affiliates have no intention of competing with the Business during the Restricted Period other than through Permitted Ownership, (iv) the relevant public policy aspects of restrictive covenants, covenants not to compete and non-solicitation provisions have been discussed, and the Company has sought to limit the restrictions placed upon you to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (v) the Covered Parties conduct and intend to conduct the Business in the Territory and compete with other businesses that are or could be located in any part of the Territory, (vi) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (vii) the consideration provided to you under this Annex A is not illusory, and (viii) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2.	No Solicitation.

(a) No Solicitation of Employees and Consultants. You agree that, during the Restricted Period, you and your Affiliates will not, either on your own behalf or on behalf of any other person or entity (other than, if applicable, a Covered Party in the performance of your duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor, consultant or otherwise any Covered Personnel (as defined below); (ii) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Covered Party; or (iii) in any way interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party; provided, however, you and your Affiliates will not be deemed to have violated this Section 2(a) if any Covered Personnel voluntarily and independently solicits an offer of employment from you or your Affiliate (or a person who is acting on behalf of you or an Affiliate) by responding to a general advertisement or solicitation program conducted by or on behalf of you or your Affiliate (or a person who is acting on behalf of you or an Affiliate) that is not targeted at such Covered Personnel or any Covered Personnel generally. For purposes of this Annex A, “Covered Personnel” shall mean any person who is or was an employee, consultant or independent contractor of the Company, as of such date of the relevant act prohibited by this Section 2(a) or during the one-year period preceding such date, about whom you learned during your employment with the Company and any of its affiliates or with whom you worked during your employment with the Company or any of its affiliates.

(b) Non-Solicitation/Non-Interference with Operating Subsidiaries. You agree that, during the Restricted Period, you and your Affiliates will not, directly or indirectly, individually or on behalf of any other person or entity (other than, if applicable, a Covered Party in the performance of your duties on behalf of the Covered Parties), directly or indirectly: (i) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Operating Subsidiary (as defined below) to (A) cease being, or not become, an Operating Subsidiary of the Company with respect to or relating to the Business or (B) alter its business relationship in a manner adverse to the Company, in either case, with respect to or relating to the Business; (ii) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between the Company and any Operating Subsidiary; (iii) divert any business with any Operating Subsidiary relating to the Business from the Company; (iv) solicit for business, provide services to, engage in or do business with, any Operating Subsidiary for products or services that are part of the Business; or (v) knowingly interfere with or disrupt (or attempt to interfere with or disrupt), any person or entity that was a vendor, supplier, distributor, agent or other service provider of the Company at the time of such interference or disruption, for a purpose competitive with a Covered Party as it relates to the Business. For purposes of this Annex A, an “Operating Subsidiary” shall mean any small business that is owned by the Company and integrated as a subsidiary of the Company (or a small business that the Company made or has taken specific action to make a proposal of acquisition), within the one-year period prior to the termination of your employment with the Company, of whom you learned or with whom you had business contact at any time during your employment with the Company or any of its affiliates.

3.

Non-Disparagement. You agree that during your employment with the Company and thereafter, you and your Affiliates will not, directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of one or more Covered Parties or their respective management, officers, or employees (except to the extent you can establish that you were not aware and reasonably should not have been aware that such person or entity was a Covered Party or an officer or employee of a Covered Party). Likewise, after your employment with the Company terminates for any reason, the Covered Parties shall instruct the Company’s current members of the board of directors and executive officers to not, directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to your or your Affiliates’ integrity, reputation or goodwill. Notwithstanding the foregoing, the provisions of this Section 3 shall not restrict you or your Affiliates or the Company from (i) reporting alleged violations of law to, communicating with, or otherwise participating in any investigation or proceeding that may be conducted by the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission or any other governmental authority, including providing documents or other information, without notice to the Covered Parties, (ii) providing truthful testimony or information in response to a subpoena or a request for information from a governmental authority, or (iii) providing truthful testimony or information in connection with any legal action by you or your Affiliate against any Covered Party under this Annex A or any other ancillary document that is asserted by you or your Affiliate or the Company in good faith.

4.

Severability and Modification. If any provision of this Annex A is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity shall not render this Annex A unenforceable or invalid as a whole and, in such event, such provision shall be blue-penciled, modified, or added to, to the minimum extent necessary to render such provision enforceable, and this Annex A shall be enforced as so modified, so as to best accomplish the objectives of such unenforceable provision within the limits of applicable law, and the remainder of the terms, provisions, covenants and restrictions of this Annex A shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Annex A is found by a proper authority to be unenforceable or invalid and incapable of judicial modification or blue penciling as provided herein above, such provision shall be severed from this Annex A and the remainder of this Annex A shall be enforced.

Acknowledged and agreed to:

Name:

Dated:

ANNEX B

CERTAIN DEFINITIONS

(a) “Cause” means (i) your unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its subsidiaries or any material breach of a written agreement between you and the Company or any of its subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement, (ii) your conviction of or the entry of a plea of guilty or nolo contendere by you to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States), (iii) your negligence or willful misconduct in the performance of your duties or your willful or repeated failure or refusal to substantially perform assigned duties, (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by you against the Company or any of its subsidiaries or (v) any acts, omissions or statements by you which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its subsidiaries; provided, however, that no Cause will exist until the Company has provided you with written notice detailing such Cause actions or violations and, if such Cause actions or violations are susceptible of cure, provide you with at least 20 days to cure such Cause actions or violations. The findings and decision of the Board with respect to any Cause determination will be final and binding for all purposes.

(b) “Good Reason” means any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below: (i) a diminution in your annual base salary, (ii) a material diminution in your title, authorities, duties and/or responsibilities, (iii) a change in your reporting structure, such that you no longer report directly to the Chief Executive Officer of the Company, and a reduction in your duties or responsibilities separate and apart from such change in reporting structure, (iv) a change in the geographic location of your principal work location by more than 15 miles from its location as of the Effective Date by action of the Company or (v) the Company’s material breach of this letter agreement or any individual award agreement between you and the Company under the Company’s 2026 Incentive Award Plan. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within 90 days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than seven days after the expiration of the Company’s cure period.